VIA FEDERAL EXPRESS

October 9, 2007

Steven J. Winter
229 - 156th Street NE
Arlington, WA  98223

Re: Separation Agreement

Dear Steve:

This letter agreement (the “Agreement”) sets forth the terms and conditions for your separation from Intermec, Inc. and its subsidiaries (the “Company”) and it replaces and supercedes Pat Byrne’s September 25, 2007 letter on the same subject.  If you accept this Agreement within the time specified in paragraph 23 and do not revoke the Agreement within the time specified in paragraph 23, the following terms and conditions will apply.

1.  Definitions

Capitalized terms not otherwise defined in this Agreement are defined in paragraph 24.

2.  Remaining Employment Period

You will remain an employee of the Company from the Effective Date until November 30, 2007, at which time you will resign all of your remaining offices and positions with the Company (the “Separation Date”).

3.  Compensation and Benefits During Remaining Employment Period

During the period from the Effective Date through the Separation Date, you will receive your current base salary, less income tax withholding and other payroll deductions required by law or elected by you.  During the same period, you will continue to participate in and receive benefits under the Company’s standard employee benefit plans and programs for which you are currently eligible in accordance with their respective terms, including without limitation, the Company’s health, dental, vision, life, AD&D and disability insurance plans and the employee stock purchase plan.

4.  Payments Due Following Separation

The Company will make the following payments to you on the dates set forth below:

(a)  The payment required by the Cash Retention Agreement between you and the Company dated as of March 30, 2007;

(b)  a severance payment of $375,000 pursuant to the Severance Plan applicable to Senior Vice Presidents of Intermec, Inc.; and

(c)   Subject to paragraphs 14 and 23, a payment of $48,947 for your use in paying COBRA premiums, paying for outplacement services and related taxes.

The payments described in paragraphs 4(a) and 4(b) will be made on the Separation Date.  The payment described in paragraph 4(c) will be made as soon as practicable after the General Release described in paragraph 14 becomes irrevocable pursuant to paragraph 23.

5.  COBRA Coverage

Following the Separation Date, you will be notified of your right to elect the continuation of certain group health plan coverage in compliance with the federal law known as COBRA.  If you timely elect COBRA coverage for you and/or your eligible family members, you will be solely responsible for payment of the related premiums.

6.  Stock Options, Restricted Stock Units and Performance Share Units

Your outstanding vested and unvested Intermec stock options (“SOs”), restricted Intermec stock units (“RSUs”) and performance share units (“PSUs”) are summarized in Exhibit A to this Agreement.  Your rights with respect to these vested and unvested SOs, RSUs and PSUs are set forth in the agreements in which the Company granted them to you, and this summary is qualified in all respects by reference to the agreements and the relevant plan documents.

7.  Pension and Restoration Plan Benefits

We estimate that, on November 30, 2007, your vested benefit under the Intermec Pension Plan (the “Pension Plan”) will be $65,374  SLA per year if you retire at age 65 and your vested benefit under the Intermec Restoration Plan (“Restoration Plan”) benefits will be $59,216 SLA per year assuming if you retire at age 65.  Your rights with respect to these vested retirement benefits are set forth in the Pension Plan and Restoration Plan documents, and this summary is qualified in all respects by reference to the relevant plan documents.

8.  Securities Trading

During the period from the Effective Date through the Separation Date, you will continue to be subject to the Company policy that precludes an executive officer from directly or indirectly selling Intermec securities if the executive’s holdings of Intermec securities are below the threshold established by the Company or if the sale of the securities would reduce the executive’s holdings of Intermec below that threshold.

The Board has passed a resolution removing you from the list of named executive officers for purposes of Section 16 reporting, effective August 27, 2007.  However, during the six month period after you cease to be a Section 16 officer, your trades in Intermec securities may be “matched” against your trades in Intermec securities in the preceding six months (e.g., sale-and-purchase, or purchase-and-sale).  If this analysis shows that you had short swing profits, you are required by law to deliver those profits to the Company.

If you wish to conduct any trade of any kind in Intermec securities or any derivatives thereof prior to the Separation Date or during the 6-month period following the Separation Date, you will give the Company advance notice of such transactions and cooperate with Company to ensure that such transactions occur at a time and in a manner that is not detrimental to the Company; provided, however, that this notice and cooperation requirement does not apply to any acquisitions of Intermec securities you make pursuant to the Company’s employee stock purchase program.

9.  Reporting

You acknowledge and agree that information concerning the actual or anticipated compensation and other payments and benefits due to you under this Agreement must be properly reported by you and the Company to the appropriate governmental authorities.  You agree to cooperate with the Company in reporting that information to the appropriate authorities.

10.  Cooperation

After the Separation Date, you will cooperate and assist the Company in its prosecution or defense of litigation, claims, and Company or governmental investigations or audits if you have relevant information or may be a witness.  The Company will reimburse you for the reasonable expenses you incur due to such cooperation and assistance.

11.  Non-Competition

During the period from the Effective Date through the Separation Date, you will not (except with the prior written consent of the Company) directly or indirectly: (a) engage in, be employed by, perform services for, participate in the ownership, management, control or operation of a Tier I Company or a Tier II Company or (b) engage in any other activity with a Tier I Company or a Tier II Company if that activity conflicts or interferes with the economic or business interests or contractual relationships of the Company or any subsidiary or affiliate thereof.

12.  Non-Solicitation

During the one (1) year period following the Separation Date, you will not directly or indirectly: (a) solicit or entice any employee of the Company, its subsidiaries or affiliates to terminate or reduce his or her employment with the Company, its subsidiaries or affiliates or (b) hire (as an employee, independent contractor or otherwise) on your own behalf or on behalf of another Person any employee of the Company, its subsidiaries or affiliates.

13.  Non-Disparagement

You and the Company agree that (i) the Company, its directors, officers and employees will not make any disparaging or derogatory remarks (whether oral or written) about you and (ii) you will not make any disparaging or derogatory remarks (whether oral or written) about the Company, its subsidiaries or affiliates or their officers, directors, employees or agents, make any other remark or statement (whether oral or written) or engage in any conduct that is detrimental to the businesses or reputations of those Persons.

This paragraph 13 is not intended to and does not prevent you or the Company from making truthful statements when required by law or order of a court or government agency of competent jurisdiction.  If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or in taking other appropriate action with respect to such legal process.

14.  General Release of Existing Claims

You (on your own behalf and on behalf of your successors, heirs, beneficiaries and permitted assigns) fully, finally and forever expressly waive, release and discharge the Company, its subsidiaries and affiliates and their officers, directors, employees and agents of and from any and all claims, causes of action, claims for damages and claims for relief of any kind or nature, whether known or unknown, asserted or unasserted, that you may have on or prior to the Effective Date which are connected in any way whatsoever with your employment with the Company, its subsidiaries or affiliates (“Existing Claims”).  The foregoing release does not include claims or causes of action related to enforcement of this Agreement.

You understand and agree that the foregoing release includes, but is not limited to, any and all Existing Claims with respect to wages, bonuses, equity compensation, or any other form of incentive compensation, or employment benefits arising out of any oral or written contract or agreement (whether express or implied by operation of law or otherwise), any covenant of good faith and fair dealing (whether express or implied by operation of law or otherwise), any theory of wrongful discharge, any common law or statutory legal restriction on the Company’s or its subsidiaries’ or affiliates’ right to change or terminate employment, any federal, state or other governmental statute or ordinance or other legal limitation on the employment relationship, including without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the federal American with Disabilities Act, the federal Family and Medical Leave Act, the federal Employee Retirement Income Security Act of 1974, the Washington State Law Against Discrimination, equivalent laws or regulations of any state within the United States and equivalent laws or regulations of any national or regional government or agency outside of the United States.

You also understand and agree that the foregoing release shall operate as a complete and total bar and defense to any Existing Claim that has or in the future may, directly or indirectly, be brought by you or your successors, heirs, or beneficiaries against the Company, its subsidiaries or its affiliates.

You represent and warrant that, as of the Effective Date, you have not directly or indirectly filed any complaints, charges or lawsuits against the Company, its subsidiaries or affiliates with any governmental agency or any court within or outside of the United States, and you have not encouraged any such actions.  You also represent and warrant that you have not assigned any Existing Claim to any third party, and that no third party has any ownership interest or any lien of any kind or nature with respect to any Existing Claim.

15.  General Release of Additional Claims

Following the Separation Date, you will have twenty-one (21) calendar days to review (with your legal counsel if you wish), sign and return to Janis Harwell the General Release of Additional Claims attached as Exhibit B to this Agreement.  If you sign that General Release and return it to Janis Harwell within such 21-day period, you will have an additional seven (7) calendar days from the date you executed that General Release to revoke it.  If you do not revoke that General Release within such 7-day period, it will become binding, enforceable and irrevocable on the day after that revocation period expires.

16.  Company Disclosures Relating To This Agreement

As you know, the Company is a publicly-traded company and may be required by law to publicly disclose the signing of this Agreement and some or all of its terms.  You agree that the Company may make such disclosures to the extent that the Company, in its sole discretion, deems necessary or appropriate to comply with the laws and regulations within or outside of the United States that apply to publicly-traded companies.

17.  Other Disclosures Relating To This Agreement

Following the Effective Date, you will not make any statements, whether oral or written, to any person or entity (other than your personal legal and financial advisers) concerning this Agreement without the Company’s prior written consent.  The preceding sentence is not intended to and does not prevent you from making truthful statements when required by law or order of a court or government agency of competent jurisdiction.  If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

18.  Confidentiality and Non-Use

You acknowledge and agree that information not generally known to the public that relates to the business, technology, customers, prospects, employees, finances, legal activities, plans, proposals, policies or practices of the Company, its subsidiaries or affiliates or of any third Parties doing business with the Company is confidential information (“Confidential Information”) and the sole property of the Company, its subsidiaries and affiliates.  You further acknowledge and agree that Confidential Information includes, but is not limited to, the trade secrets, strategic plans, business plans, legal strategies, legal plans, software programs, financial data, customer lists, identities of customers and prospects, marketing plans, nonpublic financial information, any other information about the Company, its subsidiaries or affiliates which they designate as “confidential” and all other information about the Company, its subsidiaries and affiliates that is not generally known to the AIDC industry.  Confidential Information does not include (a) information that is or becomes generally known to the AIDC industry through no fault of your own or (b) information received by you from a third party without a duty of confidentiality.

At all times during your employment by the Company and continuing through the Separation Date, you will not copy or in any way use any Confidential Information for any purpose other than the discharge of your duties as an employee of the Company and you will not disclose any Confidential Information to any Person other than the officers, directors, employees and agents of the Company, its subsidiaries or affiliates without the Company’s prior consent.  The preceding sentence is not intended to and does not prevent you from making truthful statements when required by law or order of a court or government agency of competent jurisdiction.  If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

Following the Separation Date, you will not disclose to any third party, or use any Confidential Information without the Company’s prior written consent.  The preceding sentence is not intended to and does not prevent you from making truthful statements when required by law or order of a court or government agency of competent jurisdiction.  If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

On or before the Separation Date, you will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers, electronic files and, in general, any and all physical material containing Confidential Information, including without limitation, any and all physical materials relating to the conduct of business of the Company or any subsidiary or affiliate of the Company which are in your possession, except for (a) any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of your employment with the Company; and (b) your personal rolodex, phone book and similar items.  Following the Separation Date, you will not use any computer access code or password belonging to the Company and you will not access any computer or database in the possession, custody or control of the Company.

19.  Early Termination

(a) Notwithstanding any other provision of this Agreement, the Company has the right (but not the obligation) to immediately terminate your employment with the Company and withhold any payments due to you in the future under any of the following circumstances:

(i) The Company determines, in its sole discretion, that you have directly or indirectly materially breached paragraphs 8 through13 or paragraph 18 of this Agreement or that you are going to materially breach one or more of those paragraphs.

(ii) The Company determines, in its sole discretion, that the representations made by you in paragraph 14 of this Agreement were false as of the Effective Date.

(iii) The Company determines, in its sole discretion, that, during your employment with the Company, its subsidiaries or affiliates (whether such employment occurred before or after the Effective Date), you have directly or indirectly engaged in or that you are directly or indirectly engaging in conduct that constitutes a breach of fiduciary duty, actual or constructive fraud, gross negligence or willful misconduct which has or could cause economic harm to or damage the reputation of the Company, its subsidiaries or affiliates.

(iv) You are convicted (including without limitation a plea of guilty or nolo contendere) of a felony involving actual or constructive fraud, theft, or moral turpitude while you were employed by the Company, its subsidiaries or affiliates (whether such misconduct occurred before or after the Effective Date).

(b) Notwithstanding any other provision of this Agreement, the Company has the right (but not the obligation) to withhold the payment described in paragraph 4(c) if you choose not to sign and return to the Company the General Release of Additional Claims described in paragraph 14 of this Agreement and paragraph 2 of Exhibit C within the 21-day period specified in those paragraphs or if you exercise your right to revoke that General Release within the 7-day revocation period specified in paragraph 15 of this Agreement and paragraph 2 of Exhibit B.

(c) If the Company chooses to exercise its rights under paragraphs 19(a) or 19(b) of this Agreement, the other provisions of this Agreement will remain in full force and effect during your lifetime.

(d) The rights and remedies set forth in paragraphs 19(a), 19(b) and 19(c) are in addition to, and not in lieu of, any other right or remedy afforded the Company under any other provision of this Agreement or at law, in equity or otherwise.

20.  Enforcement of This Agreement

You agree that if you materially breach paragraphs 8 through 13 or paragraph 18 of this Agreement, the Company, its subsidiaries and its affiliates will sustain immediate and irreparable injury.  In the event of such a breach, the Company may file any claim for breach of or to enforce this Agreement in any court of law or tribunal of competent jurisdiction whether within or outside of the United States.

Upon receiving actual notice of the Company’s action by the method for notice set forth in paragraph 20 of this Agreement, you will waive and you will direct your attorneys to waive any and all challenges to jurisdiction, venue, service of process and, if the court or tribunal finds likelihood of success on the merits, you will agree and you will direct your attorneys to agree to the entry of a temporary restraining order, a preliminary injunction and a permanent injunction requiring full performance of paragraphs 8 through 13 or paragraph 18.

In addition, if the court or tribunal finds likelihood of success on the merits, the Company shall have the right, but not the obligation, to terminate this Agreement and shall be entitled to actual damages according to proof and reimbursement of the full reasonable attorneys’ fees and costs it incurred in bringing such action.

21.  Notices

Any and all notices, demands, or other communications required or desired to be given hereunder by any Party shall be in writing and shall be validly given or made to another Party if personally served or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested or deposited with an established overnight delivery service for delivery the next business day.  If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail, certified or registered mail, postage prepaid, return receipt requested, addressed to the Party to whom such notice, demand or other communication is to be given as follows:

If to Company:
Patrick J. Byrne
Chief Executive Officer
Intermec, Inc.
6001 36th Avenue West
Everett, WA 98203

With a copy to:

Janis L. Harwell
Senior Vice President,
General Counsel and
Corporate Secretary
Intermec, Inc.
6001 36th Avenue West,
Everett, WA 98203-1264

If to Steven J. Winter:

Steven J. Winter
229 - 156th Street NE
Arlington, WA  98223

Any Party hereto may change its address for purposes of this paragraph 21 by written notice given in the manner provided above.

22.  Miscellaneous

(a)   Entire Agreement.  The Parties agree that this Agreement contains the entire agreement and understanding of the Parties with respect to your separation from the Company and that there are no promises or terms of the agreement between the Parties other than those expressly written in this Agreement.  Unless this Agreement expressly provides otherwise, this Agreement does not amend or modify any other agreements you entered into with the Company prior to the Effective Date.

(b)  Binding Effect.  This Agreement shall be binding Parties and their respective successors, heirs, beneficiaries, permitted assigns, subsidiaries and affiliates.

(c)  Assignment.  No party may assign or otherwise transfer (by operation of law or otherwise) this Agreement without the prior written consent of the other party.

(d)  Third Party Beneficiaries. This Agreement is only for the benefit of, and is only enforceable, by you and the Company, its subsidiaries and affiliates and their officers, directors, employees, agents, successors and assigns.  The Agreement is not intended to and shall not be construed to confer any right or benefit on any third party other than those identified in the preceding sentence.

(e)  Severability.  If any provision or term of this Agreement is determined by a court of law or government tribunal to be unenforceable, then such unenforceable provision or term will be modified so as to make it enforceable, or if that is not possible, then it will be deleted from this Agreement, and the remaining part of the Agreement shall remain in full, force and effect.

(f)  Amendments, Waivers and Modification.  No amendment, waiver or modification of this Agreement will be enforceable unless it is in writing, signed by authorized representatives of each of the Parties.

(g)  Controlling Law.  This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law or conflict of laws principles.

(h)  Choice of Forum.  Unless paragraph 20 permits a party to select a different forum, no suit, action, proceeding or claim arising under or by reason of this Agreement will be brought by any party in any place other than courts located in Seattle, Washington and the parties hereby irrevocably consent to the jurisdiction and venue of those courts with respect to such suits, actions, proceedings and claims.

(i)  Attorneys’ Fees and Costs.  In the event that any action or proceeding is brought by either party in connection with this Agreement, the prevailing party in such action or proceeding will be entitled to receive its costs and reasonable attorneys’ fees.

(j)  No Admission.  Nothing in this Agreement shall be construed as an admission by the Company or any of its subsidiaries or affiliates with respect to any Existing Claim or any other claim, cause of action, claim for damages or other relief or otherwise that you may have as of or prior to the Effective Date.

(k)  Headings.  The headings to the various sections of this Agreement have been inserted for the convenience of the Parties only.  They shall not be used to interpret or construe the meaning of the terms and provisions of those sections.

 (l)  Counterparts.  This Agreement may be signed in counterparts and, subject to paragraph 23, when each party has signed a counterpart, the Agreement shall be final and binding upon the Parties.

23.  Review and Revocation Periods

You have until October 16, 2007 to review (with your legal counsel if you wish), sign and return this Agreement to me.  If you sign the Agreement and return it to me within that period, you will have an additional seven (7) calendar days from the date you executed the Agreement to revoke it.  If you do not revoke the Agreement within such 7-day period, it will become binding, enforceable and irrevocable on the day after that revocation period expires.

24.  Additional Definitions

For purposes of this Agreement, the following definitions apply:

(a) “AIDC Industry” means companies that sell, offer to sell, lease or offer to lease in any geographic market (i) products that print, capture or collect data via automatic means (including but not limited to barcode, printing, scanning or imaging, radio frequency identification (“RFID”), smart cards, optical character recognition (“OCR”) or magnetic strips) and subsequently store such data on a microprocessor-controlled device (including but not limited to a computer) or (ii) RFID chips, RFID inserts or inlays, RFID tags, RFID printers or RFID readers or terminals.

(b) "Control" means beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly of fifty percent (50%) or more of the direct or indirect combined voting power of a Person’s then outstanding voting equity generally entitled to vote in the election of directors (or other participants of the managing authority), or (ii) acquiring actual control of the operations of a Person, whether by means of contract or otherwise; (ii) acquiring control through a merger or consolidation involving Person if the equity holders of that Person immediately before such merger or consolidation, as a result of and after such merger or consolidation, own, directly or indirectly, less than fifty percent (50%) of the combined voting power of the then outstanding voting securities generally entitled to vote in the election of directors (or other participants in the managing authority) of the entity surviving or resulting from such merger or consolidation; or (iii) acquiring control of a Person through the purchase or other acquisition of all or substantially all of the assets of that Person.

(c) “Effective Date” means September 25, 2007, the effective date of this Agreement.

(d) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, whether for profit or not-for-profit.

(e) “SLA” means single life annuity.

(f)  “Tier I Companies” means Symbol Technologies, Inc.,  Zebra Technologies Corp., Handheld Products, Inc., Impinj, Inc., Applied Wireless Identifications, Inc., Alien Technology Corporation, Motorola, Inc., Metrologic Instruments, Inc., Hand Held Products, Inc. and their subsidiaries, affiliates and successors thereof (including any Person that obtains Control of any such Tier I Company).

(g)  “Tier II Companies” means value-added resellers that have been designated as Honours Partners by Intermec Technologies Corporation (“Intermec”).

(h)  “Tier III Companies” means (i) any Person that competes in the AIDC Industry (other than the Tier I Companies and Tier II Companies) and (ii) any Person that sets standards for hardware, software or protocols made, used, sold, offered for sale, leased or offered for lease in the AIDC Industry.

Steve, if you agree with the terms and conditions set forth above, please fill in the contact information required in paragraph 21, sign two copies of the Agreement in the space provided below and return one signed original to Janis Harwell for our files.  Please maintain the second copy for your own records.

Sincerely,

By:  /s/ Lanny H. Michael

Lanny H. Michael
Senior Vice President and
Chief Financial Officer

I accept the terms and conditions of this Agreement, which I have read and understand.

/s/ Steve J. Winter Steven J. Winter	10/11/2007 Date

EXHIBIT A

Outstanding Equity Incentive Grants
Intermec, Inc.
Stock Award Status

Steven J. Winter
Current Status as of:	31-Aug-07		FMV as of 22 Aug 07:		$ 26.0700
Separation Date as of:	30-Nov-07

				Shares	Shares	Shares
				Vested	To Vest	Unvested	Option
Award	Award	Shares	Option	as of	prior to	as of	Expiration
Type	Date	Granted	Price	31-Aug-07	30-Nov-07	30-Nov-07	Date
					(Note 1)	(Note 2)	(Note 3)

Stock Options	11/19/1998	15,000	$ 16.5938	15,000	-	-	11/19/2008
Stock Options	02/05/1999	10,000	$ 17.1875	10,000	-	-	02/05/2009
Stock Options	11/17/2000	40,000	$ 4.1900	40,000	-	-	11/17/2010
Stock Options	05/07/2002	25,000	$ 7.3750	25,000	-	-	05/07/2012
Stock Options	05/08/2003	10,000	$ 7.7200	8,000	-	2,000	05/08/2013
Stock Options	05/06/2004	25,000	$ 17.2250	15,000	-	10,000	05/06/2014
Stock Options	05/17/2005	35,000	$ 19.9850	14,000	-	21,000	05/17/2015
Stock Options	05/16/2006	45,000	$ 27.2500	9,000	-	36,000	05/16/2016
Stock Options	05/15/2007	45,000	$ 22.5900	-	-	45,000	05/15/2017
Subtotal		272,500		136,000	-	114,000

Restricted Stocks	10/08/2001	5,001	n/a	5,001	-	-	n/a
Restricted Stocks	05/08/2003	6,667	n/a	6,667	-	-	n/a
Subtotal		11,668		11,668	-	-

Performance Share Units	05/06/2004	4,925	n/a	4,925	-	-	n/a
Performance Share Units	05/17/2005	11,667	n/a	-	-	11,667	n/a
Performance Share Units	05/16/2006	15,000	n/a	-	-	15,000	n/a
Performance Share Units	05/15/2007	11,250	n/a	-	-	11,250	n/a
Subtotal		42,842		4,925	-	37,917

Note (1) - Shares scheduled to vest on various dates, assuming awardee remains employed on vesting date.
Note (2) - Unvested shares as of the Separation Date will be forfeited and cancelled.
Note (3) - Vested and unexercised shares as of the Separation Date remain exercisable until expiration.

EXHIBIT B

GENERAL RELEASE OF ADDITIONAL CLAIMS

This agreement (the “Agreement”) is made by and between Intermec, Inc. (the “Company”) and Steven J. Winter (“Winter”) (collectively, the “Parties” and individually, a “Party”) as of November 30, 2007 (the “Effective Date”).

WHEREAS, the Parties entered into a Separation Agreement effective as of September 25, 2007 (the “SA”) which, among other things, provides that the Company will, under certain circumstances, make certain payments to Winter following the Separation Date (as that term is defined in the SA);

WHEREAS, in paragraph 14 of the SA, Winter released certain claims against the Company, its subsidiaries and affiliates;

WHEREAS, additional claims in favor of Winter and against the Company, its subsidiaries or affiliates may have come into existence since the effective date of the SA;

WHEREAS, paragraph 15 of the SA gives Winter the right (but not the obligation) to waive, release and discharge any claims he may have against the Company, its subsidiaries or affiliates concerning events that post-date the effective date of the SA;

WHEREAS, paragraph 4 of the SA gives the Company the right (but not the obligation) to withhold the payment described in paragraph 4(c) of the SA if Winter chooses not to sign this Agreement within the 21-day period provided in paragraph 15 of the SA;

WHEREAS, paragraph 4 of the SA also gives the Company the right (but not the obligation) to withhold the payment described in paragraph 4(c) of the SA if Winter chooses to revoke this Agreement within the 7-day revocation period provided in 15 of the SA;

WHEREAS, Winter wishes to receive the payment described in paragraph 4(c) of the SA;

NOW THEREFORE, for good and value consideration, receipt of which is hereby acknowledged, the Parties hereby agree:

1.  General Release

Winter (on his own behalf and on behalf of his successors, heirs, beneficiaries and permitted assigns) fully, finally and forever expressly waive, release and discharge the Company, its subsidiaries and affiliates and their officers, directors, employees and agents of and from any and all claims, causes of action, claims for damages and claims for relief of any kind or nature, whether known or unknown, asserted or unasserted, that Winter may have had during the period from the Effective Date of the SA through November 30, 2007 (the “Separation Date”) which are connected in any way whatsoever with his employment with the Company, its subsidiaries or affiliates (the “ Additional Claims”).  The foregoing release does not include claims or causes of action related to enforcement of the SA.

Winter understands and agrees that the foregoing release includes, but is not limited to, any and all Additional Claims with respect to wages, bonuses, equity compensation, or any other form of incentive compensation, or employment benefits arising out of any oral or written contract or agreement (whether express or implied by operation of law or otherwise), any covenant of good faith and fair dealing (whether express or implied by operation of law or otherwise), any theory of wrongful discharge, any common law or statutory legal restriction on the Company’s or its subsidiaries’ or affiliates’ right to change or terminate employment, any federal, state or other governmental statute or ordinance or other legal limitation on the employment relationship, including without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the federal American with Disabilities Act, the federal Family and Medical Leave Act, the federal Employee Retirement Income Security Act of 1974, the Washington State Law Against Discrimination, equivalent laws or regulations of any state within the United States and equivalent laws or regulations of any national or regional government or agency outside of the United States.

Winter also understands and agrees that the foregoing release shall operate as a complete and total bar and defense to any Additional Claim that has or in the future may, directly or indirectly, be brought by Winter or his successors, heirs, or beneficiaries against the Company, its subsidiaries or its affiliates.

Winter represents and warrants that he has not directly or indirectly filed any complaints, charges or lawsuits against the Company, its subsidiaries or affiliates with any governmental agency or any court within or outside of the United States, and agrees that he will not initiate or encourage any such actions.  Winter also represents and warrants that he has not assigned any Additional Claim to any third party, and that no third party has any ownership interest or any lien of any kind or nature with respect to any Additional Claim.

2.  Review and Revocation Periods

Winter has twenty-one (21) calendar days following November 30, 2007 to review (with his legal counsel if he wishes), sign and return this Agreement to the Company.  If Winter signs this Agreement and returns it to the Company within such 21-day period, he will have an additional seven (7) calendar days from the date he executed the Agreement to revoke it by providing the Company with notice of such revocation in the manner set forth in paragraph 5 of this Agreement.  If Winter does not revoke the Agreement within such 7-day period, it will become binding, enforceable and irrevocable on the day after that revocation period expires.

3.  Effect of Revocation

Winter acknowledges and agrees that, if he chooses to revoke this Agreement within the 7-day revocation period specified in paragraph 2 of this Agreement, the Company will have the right (but not the obligation) to withhold the payment described in paragraph 4(c) of the SA..

4.  Effect of Unexercised Revocation Right

The Company acknowledges and agrees that, if Winter chooses to sign this Agreement and return it to the Company within the 21-day period specified by paragraph 2 and if Winter chooses not to exercise his right to revoke this Agreement within the 7-day revocation period specified in that paragraph, the Company will be obligated to make the payment described in paragraph 4(c) of the SA.

5.  Notices

Any and all notices, demands, or other communications required or desired to be given hereunder by any Party shall be in writing and shall be validly given or made to another Party if personally served or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested or deposited with an established overnight delivery service for delivery the next business day.  If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail, certified or registered mail, postage prepaid, return receipt requested, addressed to the Party to whom such notice, demand or other communication is to be given as follows:

If to Company:

Patrick J. Byrne
Chief Executive Officer
Intermec, Inc.
6001 36th Avenue West
Everett, WA 98203

With a copy to:

Janis L. Harwell
Senior Vice President,
General Counsel and
Corporate Secretary
Intermec, Inc.
6001 36th Avenue West,
Everett, WA 98203-1264

If to Steven J. Winter:

Steven J. Winter
229 - 156th Street NE
Arlington, WA  98223

Any Party hereto may change its address for purposes of this paragraph 5 by written notice given in the manner provided above.

6.  Miscellaneous

(a)   Entire Agreement.  The Parties agree that this Agreement and the SA contain the entire agreement and understanding of the Parties with respect to the subject matter thereof and that there are no promises or terms of the agreement between the Parties other than those expressly written in this Agreement or the SA.

(b)  Binding Effect.  This Agreement shall be binding upon the Parties and their respective successors, heirs, beneficiaries, assigns, subsidiaries and affiliates.

(c)  Third Party Beneficiaries. This Agreement is only for the benefit of, and is only enforceable, by the Company, its subsidiaries and affiliates and their officers, directors, employees, agents, successors and assigns.  The Agreement is not intended to and shall not be construed to confer any right or benefit on any third party other than those identified in the preceding sentence.

(d) Severability.  If any provision or term of this Agreement is determined by a court of law or government tribunal to be unenforceable, then such unenforceable provision or term will be modified so as to make it enforceable, or if that is not possible, then it will be deleted from this Agreement, and the remaining part of the Agreement shall remain in full, force and effect.

(e) Amendments, Waivers and Modification.  No amendment, waiver or modification of this Agreement will be enforceable unless it is in writing, signed by authorized representatives of each of the Parties.

(f) Controlling Law.  This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law or conflict of laws principles.

(g) No Admission.  Nothing in this Agreement shall be construed as an admission by the Company or any of its subsidiaries or affiliates with respect to any Existing Claim or any other claim, cause of action, claim for damages or other relief or otherwise that Winter may have during the period from the effective date of the SA through November 30, 2007.

(h) Headings.  The headings to the various sections of this Agreement have been inserted for the convenience of the Parties only.  They shall not be used to interpret or construe the meaning of the terms and provisions of such sections.

(i) Counterparts.  This Agreement may be signed in counterparts and, subject to paragraph 2, when each party has signed a counterpart, the Agreement shall be final and binding upon the parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed on their behalf as of the Effective Date.

COMPANY:	WINTER:
Intermec, Inc.	Steven J. Winter
By: /s/ Lanny H. Michael Name: Lanny H. Michael Title: Sr. Vice President, Chief Financial Officer Date: October 9, 2007	By: /s/ Steve J. Winter Date: 10/11/2007